EXHIBIT 11.1

INDEX

1.	NATURA &CO – OUR VALUES AND COMMITMENTS

2.	RESPECT IN THE WORKPLACE ENVIRONMENT

2.1	Human Rights

2.2.	Diversity, Anti-discrimination and Anti-harassment

2.2.1.	Prejudice and Discrimination

2.2.2	Moral harassment

2.2.3	Sexual harassment

2.3	Non-Violence

2.4.	Health, Safety and Environment

2.5.	Use of alcohol, drugs and weapons

3.	AVOIDING CONFLICTS OF INTEREST

3.1.	Parallel Activities

3.2.	Family and close personal relationships

3.3.	Personal benefits received from companies that want to make or keep businesses with the company
3.4.	Travels, Accommodations and Entertainment

3.5.	Political Activities

4.	PRESERVATION AND APPROPRIATE USE OF THE COMPANY’S ASSETS AND RESOURCES

4.1.	Use of electronic means

4.2.	Information security

4.3.	Inappropriate use of inside Information

4.4.	Public Relations

4.5.	Exact business record

4.6.	Frauds

5.	RESPECT FOR CORPORATE POLICIES, RULES AND PROCEDURES

5.1.	Hiring of former employees and former services providers

6.	RESPECT TO THE LAWS

6.1.	Bribery and corruption

6.1.1	Relationship with Public Agents

6.2.	Laws to prevent Money Laundering

6.3.	International trade

6.4.	Equitable competition

7.	MANIFESTATION AND COMPLAINT CHANNELS

8.	DISCIPLINARY MEASURES

9.	TERM OF ADHESION AND COMMITMENT AND TRAININGS

1.	OUR VALUES AND COMMITMENT

Natura &Co1 has in its Essence the Vision of becoming an exclusive multi-brand and multi-channel beauty group with global expression, recognized by its business behavior, the quality of relationships established, the its ethical behavior and its products and services. Our vision is to generate positive impact for people and the planet an involves, necessarily, the ethical, integral and transparent attitude in all our businesses, channels and geographical areas in which we operate.

We are all responsible for building the Natura &Co that we want. This is a collaborative creation, built up daily through the interaction that we have with colleagues, consultants, customers, suppliers, communities, governments and other public bodies that interact with our company.

As Natura &Co expands its global presence, it is critical to remain true to the beliefs that have guided us so far and, while ensuring ethics and sustainability are embedded in all decisions we make.

Our Global Code of Conduct is the tool that ensures clarity in how we should act, as Natura &Co's employees, in relation to various themes and situations. It is directed to all our staff (including managers and employees). Natura &Co also has a Supplier Code of Conduct for its suppliers, service providers, agents and the distributors, which is available at the Website of Natura or your Intranet.

The principles and values that must guide the performance of our employees are:

- To strengthen the entrepreneurial, daring and innovative spirit of our teams;

- To value our people and our passion for people, in a careful, assertive and responsible manner, while stimulating and respecting diversity;

- To believe in the transforming power of the collective, incorporating the wisdom that comes from our network;

- To create innovative, safe and effective products that are vehicles of well-being;

- To deliver consistent results, generating positive impact and prosperity for a greater good, thus ensuring our commitments towards Ethics and Sustainability.

We expect our employees to act based on these principles, our values, our Code of Conduct, as well as the policies and applicable laws in every activity performed by the Company or its employees, including but not limited to, negotiations of contracts, agreements, proposals for amendment in the Company’s bylaws and policies.

In case of doubt about the Code or related topics, please contact your manager, Human Resources or the Ethics and Compliance team.

Natura &Co encourages its employees to report any potential violation of the Code of Conduct and offers mechanisms so that these reports can be made anonymously and treated confidentially (as long as permitted by the local legislation) and with impartiality.

Natura &Co has a policy against retaliation which provides that all situations reported in good faith (that is, in which the complaint is based on information believed to be true) about improper conduct by Natura &Co or its employees or partners shall be investigated in confidential, impartial and consistent manner and ensuring that the proper measures will be taken.

We count on you so that our business behavior remains an expression of the positive changes that we hope to see in the world.

Good reading!

Roberto Marques

Chief Executive of the Board of Directors

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1 For the purposes of this Code, the term “Natura &Co” designates Natura &Co Holding S.A. and the parent companies.

2.	RESPECT IN THE WORKPLACE ENVIRONMENT.

WE APPRECIATE A WORKPLACE ENVIRONMENT COMMITTED TO VALUES OF RESPECT, TRUTH, HONESTY AND DIVERSITY.

These values also apply to our interaction with third parties and they strengthen the image of our company.

By becoming a Natura &Co employee, you become responsible for the quality of our relationships and our work environment.

2.1	Human Rights

Natura supports the principles contained in the United Nations Universal Declaration of Human Rights and the Fundamental Principles and Rights at Work of the International Labor Organization. In this sense, our policies ensure:

1.	Decent and safe working conditions;

2.	Freedom of association of the employees;

3.	Job offers that are fair, equitable and in accordance with the local laws;

4.	Zero tolerance for slave and child work.

5.	They promote a workplace that is free of harassment and discrimination

6.	They promote diversity

2.2	Diversity, Anti-discrimination and Anti-harassment

We value the diversity of our staff and we do not accept any form of prejudice, discrimination and harassment.

2.2.1.	Prejudice and discrimination

Natura has a policy of zero tolerance for the cases of discrimination, humiliation, intimidation, exposure to ridicule, hostility, and embarrassment in our workplace, whether related to skin color, race, ethnicity, sex, sexual orientation, language, religion, disability, gender, age, political opinion, marital status, nationality, social origin, or any other nature.

2.2.2.	Moral Harassment

For us, MORAL HARASSMENT refers to the repeated exposure of an employee to humiliating and embarrassing situations, while performing his/her job-related activities, which ultimately undermines the relationship between the victim and the work environment and the Company.

2.2.3.	Sexual Harassment

SEXUAL HARASSMENT is not accepted at Natura &Co and is considered a crime in many other countries.

Sexual harassment is the embarrassment of someone to obtain sexual advantages or favors, with the harasser taking advantage of his/her superior status or influence that are inherent to the job, position or function to pressure over victim.

The most common forms of disrespectful behavior that can characterize harassment include:

• Tell jokes with obscene and sexual character;

• Show or share explicitly sexual images or drawings;

• Letters, notes, e-mails, telephone calls or messages of sexual nature;

• Sexual comments on dress or appearance;

• Make sounds or gestures of sexual nature;

• Direct or indirect threats aiming to have sexual relations;

• Repeatedly invite someone to have intercourses or to go out;

• Call names, insult;

• Look in offensive manner;

• Inappropriate questions about the sexual life of someone;

• Touch, hug, kiss someone without consent;

• Stalk or try to control the personal life of someone; and

• Sexual assault.

You should report situations of prejudice, discrimination, abusive conduct, such as aggression, threat or harassment in our work environment. Reported cases will be investigated and the names of the complainants will be kept confidential, as much as allowed by law.

2.3	Violence

Natura &Co has no tolerance for any kind of violent act against any employee, visitor, service provider, customer, consumer or any other person within our facilities. This prohibition applies also to when our employees are representing Natura &Co in any other place.

Violent act includes physical and verbal aggression, intimidation or any act that makes the other person feels insecure.

The respect for the human rights must be ensured to all the individuals interacting with Natura &Co, regardless of race, sex, sexual orientation, nationality, ethnicity, language, religion or any other characteristic.

See our Policy about Respect in the Workplace

2.4	Health, Safety and Environment

We intend to promote a safe and healthy work space, always attentive to our socio-environmental responsibility, in compliance with our policies, standards and procedures concerning Health, Safety and Environment of Natura &Co and its workplace.

If you see any activity performed outside the standards for health, safety and environment, you should instruct the employee and communicate to your manager and the Work Safety area.

If you are requested to perform a task that you consider to be insecure, you should exercise your right to refuse work, interrupting the activity and immediately informing the fact to your manager and the Work Safety area.

2.5	Use of alcohol, drugs and weapons

To ensure a calm and respectful environment among our employees, we have established rules.

The employees are not allowed to work under the effect of drugs (either legal or illicit) or alcohol.

Allowed:

• You are allowed to consume alcohol moderately in our facilities, but only when attending authorized celebrations. The staff responsible for Natura &Co events should reinforce in all event communications that the employees cannot drive after consuming alcohol.

Not allowed:

• You are not allowed to carry, consume, enter or remain in our facilities or in any external activities related to the Company, including driving, when disturbed for being under the effect of alcoholic beverages or any illicit drugs or narcotics.

• You are not allowed to keep or carry any type of weapon in our facilities or while in any external activities related to the Company.

If you see any violation of these guidelines, please contact the Property Security department and/or the Ombudsman.

3.	AVOIDING CONFLICTS OF INTEREST

THERE WILL BE A CONFLICT OF INTEREST WHENEVER THE EMPLOYEE FINDS HIM/HERSELF IN A SITUATION THAT MAY LEAD TO MAKE DECISIONS BASED ON INTERESTS OF OTHERS AND NOT ON THOSE OF THE COMPANY.

The employee must avoid conflict or appearance of conflict between his/her personal interests and the interests of the Company.

The employee must have the commitment to not use the connection with the company to privilege, either directly or indirectly, any other business or person, or to obtain, directly or indirectly, undue advantages to himself, other businesses or persons.

The employee has the obligation to inform annually all the situations of conflict, either real or apparent.

Conflict of Interest may occur through:

•	Parallel activities that compete with the interests of the company

•	Family and affective relationships that can affect the decisions of the employees

•	Receipt of any benefit from someone with interest in doing businesses with the company

•	Travels, Accommodations and Entertainment

•	Political Activities

3.1.	Parallel Activities

Our employees should dedicate the maximum efforts to fulfill with excellence their obligations at Natura &Co; however, we also support, during their free time, the search for entrepreneurial activities that do not conflict with the interests of the company.

Therefore, we establish rules for the exercise of parallel activities by our employees. We consider as a parallel activity the performance, by the employee, of another professional activity in addition to the one carried out at Natura & Co.

Allowed:

• You can perform any parallel activities you wish, as long as they do not adversely affect your productivity, they are carried out outside of the working hours agreed with Natura & Co. and do not conflict with the business, the interests and the operating industry of the company.

• The consultancy activity of the brands of Natura & Co. is also allowed and encouraged within our facilities, since it is directly linked to our business, as long as it does not affect the performance of your job-related activities (this topic does not apply to Sales Force employees, who cannot be independent Consultants)2

• Selling other products in Natura & Co’s facilities is also allowed, as long as it does not affect the work progress, the products are from proper origin and do not conflict with the Company’s business, interests and industry.

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2 In the case of Natura, the sales team has the possibility to act as CND - Natura Digital Consultant).

• In case of being an advisor to another company, you must inform your manager and make a statement of Conflict Registration after completing the annual e-learning of the Code of Conduct.

• In case of any kind of relationship with persons commercially related to Natura &Co, whether suppliers, investors, partners or franchisees, or in case of holding participation in a company, you should report the situation to your manager, as well as to make a statement of Conflict Registration after completing the annual e-learning of the Code of Conduct.

Not allowed:

• You are not allowed to provide services to the companies of Natura & Co. as a supplier, even outside the working hours and even if the employee is not directly connected to the execution of the work. If you hold a share participation in any supplier of Natura & Co., you must fill a statement of Conflict registration.

• Employees may not be franchisees from the “Aqui tem Natura” franchise and other franchises of Natura &Co, whether as investor and/or operating partner.

• Employees with parallel activities may not use their employment relationships to obtain benefits for themselves or third parties.

3.2.	Family and affective relationships

We are a Company that believes in relationships and respects the affective bonds and family relationships that unite our employees.

However, we understand that some boundaries need to be established and reported in the conflict registration term in order to avoid conflicts of interest, either real or potential ones:

Allowed:

• Family relationship and affective relationship among employees, as long as there is no hierarchical subordination between them or influence from one employee to the other concerning management and processes decisions.

• Situations of family relationship with spouses/partners, parents, siblings and/or children that work in competing companies, as long as maintained the confidentiality of the information.

• Employees who relate with public agencies while performing their activities and having affective or family relationship with public agents, even if with agencies that differ from those with which they relate, provided that they do not use such relation in any way to try to influence the public agent and as long as the employee inform the Company about the existence of such relationship

• Employees having any kind of relationship with persons commercially related to Natura, whether suppliers, investors, partners or franchisees, as long as the employee abstains from any decision taking concerning these persons.

Not allowed:

• You cannot provide services to Natura &Co as a supplier while conducting a parallel activity, even if outside of the working hours. In case of share participation in any company, fill in the registration in the Conflict Registration field, after conclusion of the annual e-learning of the Code of Conduct.

• You cannot benefit from a family or affective relationship with persons who work in public bodies to obtain gains for Natura & Co.

• You cannot hide the existence of an affective bond or family relationship with another employee in case of possibility of hierarchical subordination, management influence or decision influence, concerning either management or processes between you two.

*we consider as family member: children, grandchildren and great-grandchildren; spouses/partners, parents in-law, brothers and sisters-in-law, sons-in-law and daughters-in-law; parents, siblings, nephews and grandnephews; grandparents, uncles and aunts, cousins, second nephews; great- grandparents, great uncle and aunt, second uncles (reference - Brazilian Civil Code).

** Understand when there is hierarchical subordination: Analyst A is subordinated to coordinator A, Manager A and Director A. And Analyst A has no subordination link with Analyst B, Coordinator B, Manager B and Director B.

3.3.	Personal benefits received from entities that want to do or keep businesses with the company

We know that exchanging gifts is a common practice in certain parts of the business world. The practice of giving or receiving gifts must be conducted with care and in accordance with the policy of the Company and the applicable local laws to not influence or seem to influence the business decisions, create improper favoritism or violate laws or regulations.

Allowed:

• You can accept/give treats, gifts and other offers of symbolic nature to/from suppliers and partners of Natura, provided that (i) the perceived value of the item does not exceed BRL 300.00. More expensive items should be declined. If you have already received them, they must be returned; (ii) there is no pending business decision referring to this supplier and partner; (iii) the gift is not used in such a way to improperly influence any business decision. In cases in which returning the gift may cause embarrassment, the Ethics and Compliance team must be contacted.

Not allowed:

• You are not allowed to ask for gifts, sponsorships, discounts, tips, or any other personal benefits from Natura &Co’s suppliers or partners, nor place them in a position where they feel forced to offer such items, regardless of the monetary value.

• You are not allowed to give or accept gifts to or from any person or society related to a bidding process, regardless of its monetary value, except for institutional gifts with the supplier’s logo (such as organizers or pens) and materials related to the service provided (such as books or videos).

• If a benefit is offered to you while you are performing job-related activities, it cannot be converted to personal advantage. Discounts on services or any kind of offer must be reverted to Natura and not incorporated by the employee. While performing your function, you are representing the Company.

• You are not allowed to give or receive any valuable thing to or from a government agent without the involvement of the Department of Institutional Relations and prior approval in written of the Legal and Ethics & Compliance departments.

• In case of any doubt, please contact the Ethics and Compliance department.

3.4	Travels, Accommodations and Entertainment

In many situations, employees may be required to travel due to commercial reasons on behalf of the Company.

Travels, transfers, meals and other expenses required for the performance of the professional activities must be consistent with the needs of the business and follow the values established in the standards, policies and procedures in force. The employee is responsible for the accuracy and veracity of the information recorded in the books and registrations of Natura, including accountability and refund requests and any documents related to the internal processes of Natura &Co

Allowed:

• You can accept sponsored trips to attend lectures, congresses and other events as long as (i) you are invited to be a speaker or instructor, (ii) your participation is approved by your manager, (iii) the invitation is not linked to any favors in the commercial relationship with the company and (iv) there is no party of public agent or public organs. If you are not a lecturer or instructor, tickets and accommodation expenses must be paid by Natura &Co or the employee himself.

• You are allowed to bring companions in your professional trip, as long as it is approved by your manager and you do not use Natura &Co’s resources to pay tickets, accommodation, meals or any kind of expenses that may be generated by your companion. The manager should check the viability with the area in charge of the event.

• When applicable, mileage earned on corporate trips is a benefit and may be used by the employee for personal purposes.

• You can offer/receive meals to/from customers, suppliers and partners as long as (i) there is a clear business purpose; (ii) it is not intended to influence any decision; (iii) the amount is reasonable; (iv) there is no pending negotiation between the parties.

See our policy for Travels, Gifts and Entertainment

3.5	Political Activities

Natura sees itself as an agent for positive social transformations; it is aware of its active role in the formulation of public policies and encourages political participation as a transformative force in our society and we support well-informed voting.

However, the Company does not contribute either directly or indirectly to favor political parties, movements, committees, political organizations or trade unions, their representatives or candidates, except as required by the applicable law.

Our employees can join political parties; however, if they decide to apply for any political position, they should promptly communicate the decision to the manager and the department of Ethics and Compliance, which shall analyze the existence of conflict of interests between the application and the attributions of the current job.

It is not allowed to associate the brands of Natura &Co to any political campaign, nor to make donations to any campaign or political party on behalf of the Company

See our policy about Conflict of Interests

4.	PRESERVATION AND APPROPRIATE USE OF THE COMPANY’S ASSETS AND RESOURCES

You are responsible for preserving and caring for the assets and resources of our company, including financial or intellectual materials, assets, furniture, equipment or infrastructure.

We understand as "property of the Company" all the assets owned, held or used including both materials, such as: real estate, furniture, vehicles, systems, equipment, appliances, devices in general, materials, documents, raw materials, inputs, products, financial resources; and immaterial, such as: time of the company, information conceived or developed in work, information system, and intellectual property.

Employees are responsible for ensuring cleanliness and organization of their workplace and preservation of materials and resources made available to perform the job activities, and they should avoid unnecessary waste and expenses, respecting the principles of sustainability that guide our business.

You must observe the policies, standards and procedures related to this topic, including: Expense Reporting and Reimbursement Guidelines and Corporate Card Guidelines.

You are not allowed to waste or benefit from the assets of the Company for non-authorized reasons or take away any property of the Company wrongfully without the authorization of your manager or when it is not related to the execution of your job activities.

This obligation also applies to those who approve the expenses and those who must manage the budgets and accounts, who must ensure that the resources are used for a proper business purpose.

4.1.	Use of electronic means

Access to Internet and telephone, as well as the use of email, software, hardware, equipment and other assets of Natura &Co must be related to the performance of the professional activity.

Natura &Co is responsible for the acts of their employees and providers and may, at its discretion and as much as allowed by the local laws, review, research, form image, process, duplicate, copy, collect, export and transfer any data (including personal information), any information transmitted or residing in such media. This rule encompasses the written or stored information in electronic system and any other associated medium (such as pen drive, external disk, virtual storage, CD/DVD, among others).

Besides, the information is an asset of immeasurable value. In case of undue disclosure of the information, the company may be at risk. Know the rules for classification of the information (Public, internal, confidential and/or restricted information) by our Information Security area and ensure the correct handling in accordance with the criticality for the business.

Allowed:

• You may use resources and electronic medium of Natura &Co, such as Internet or telephone, for personal use, provided that they do not violate the internal rules and guidelines nor adversely affect the work progress, observing the Acceptable Use of Information Technology Resources.

• Communication through WhatsApp for clarification of simples doubts of the corporate routine. Any other information that may impact contracts or commercial proposals that is exchanged with third parties, suppliers and service providers must be done through official means (such as notification and corporate email). This will formalize eventual alterations.

Not allowed:

• You are not allowed to use electronic means for games, email chains, exchange or storage of obscene, pornographic, violent, discriminatory, racist, defamatory or disrespectful content of any individual or entity that is contrary to Natura’s policies and the local legislation.

• You are not allowed to use any electronic means to share the confidential information from Natura & Co.

• You cannot share the access to your individual email inbox/outbox with any employee or third party, with the exception of your diary and in cases of delegation duly formalized with the Risk Management department.

4.2.	Information security

The company is committed to comply with the principles applicable to the protection of personal data: legality, consent, information, quality, purpose, loyalty, proportionality, and responsibility with relation to all the uses, storage, transfer and, in general, any data handling. Personal data can only be used in connection with the legitimate uses to which it was obtained in accordance with the applicable privacy notices.

If you had access to personal information to which you had no authorization, you must inform promptly the Department of Information Security.

Not allowed:

• You are not allowed to install “pirated” or free software (“'freeware”) in your computer; this also includes software referred to as “portable” or executable (which do not require installation). The acquisition, installation or execution of new programs must be approved by the Digital Technology area and the product must be accompanied of a legally acquired license.

• You cannot share, under no circumstance, your credentials, including login, password or ID card. Such data is individual and cannot be transferred and its storage, secrecy and maintenance are the responsibility of the employee or service provider.

• You may not use the password of another employee to carry out any activity, even if you have express authorization of the holder to do so.

• You cannot allow undue access of another person to information or resources for which you are responsible.

• You may be absent from your workplace when necessary, provided that you either lock or disconnect your computer or terminal, preventing other people from using it instead.

4.3.	Inappropriate use of inside information - Insider Trading

What is inside Information?

The Brazilian Securities and Exchange Commission considers as inside the information referring to any non-public act or event that may influence:

•	the quotation (price) of publicly-traded shares of the company;

•	the decision of the investors to purchase, sell or maintain shares of publicly-held company; or

•	the decision of the investors to exercise any rights inherent to the condition of share owner of publicly-held company.

An information is considered as confidential when not of public knowledge to all the shareholders of a publicly-held company. It does not include only information about Natura &Co Holding S.A., but also information about all the parent companies and entities belonging to the Natura &Co Group, as long as the information is relevant to the results of the Natura &Co Holding S.A. itself.

Allowed:

• Related Persons* may negotiate Securities, except in specific situations and periods provided for in the Policy of Disclosure and Trading Securities;

Not allowed:

• Use, by the holder, of inside information with the purpose of gaining advantages in the negotiation of shares issued by a publicly-held company.

• Provide inside Information to trusted third parties, even if not intentionally, so they can have advantages in the negotiation of shares issued by a publicly-held company. In such cases, the person who disclosed the information as well as the third-party that used the inside information may be classified as insiders for the purposes of the regulation.

* Related Persons are the persons indicated in article 13 of the CVM Rule 358, including the Company, the Controlling Shareholders, Officers, Members of the Board of Directors, Members of the Fiscal Council, Employees with access to Inside Information and, also, members of any Committees, including any observers indicated, or other statutory organs of the Company that may be created with technical or advisory functions and, also, any person that, due to the job or position in the Company or Subsidiaries, has expressly adhered to the Term of Adhesion and may have knowledge of Inside Information about the Company.

4.4.	Public Relations

You may lecture or provide information to academic works that speak about Natura &Co, provided that you have authorization from your manager for technical/specific content in your department, and provided that you have validation from the Board of Officers for Corporate Affairs for institutional issues. Both will define the limits of what can be disclosed so as to ensure compliance with our confidentiality criteria.

The employee cannot speak directly to journalists, professionals of the communication area or government as a Natura &Co employee without authorization and monitoring by our Board of Officers for Corporate Affairs.

The employee, also, is not allowed to take a stand in the social media on behalf of Natura &Co In the same way, before posting any photo, document or video, it must be ensured with the Board of Officers of Corporate Affairs that the content can be published.

4.5.	Exact business records

Our books and records must be clear, transparent and precise, thus reflecting the facts occurred. Any document produced by the employees of Natura &Co must be true and complete, following the applicable legal and accounting requirements, especially our financial reports and certifications that are based on them.

Employees must ensure that all revenues and expenditures are duly approved and acknowledged within the proper accounting period.

Documents and their records must be retained according to the requirements established in regulations and local policies. In case of doubt, look for the Legal Department.

Employees should collaborate extensively with all the internal and external audits, Ethics and Compliance investigations or Legal Department requests (referring to the participation in a lawsuit or government investigation).

4.6.	Fraud

The improper use of the resources of the company can be or have the appearance of fraud whenever any employee changes, omits or falsify information for his own benefit or that of a third party.

Examples of fraud are:

•	Falsification of any document or the submission of a false document;

•	Submission of invoices, receipts and vouchers that do not correspond to the services provided or hired;

•	Use of financial resources for personal reasons or lacking the required approval;

•	Signature in documents without authorizations or power of attorney to do so;

•	Submission of false medical receipts;

•	Change in the work sign-in sheet or employee time tracking record; and

•	Declare false information in the books and records of the Company.

5.	RESPECT FOR CORPORATE POLICIES, RULES AND PROCEDURES

The knowledge and application of the corporate policies, rules and procedures, especially those related to the protection of confidential information and the prevention against corruption, which govern Natura &Co’s activities and processes are the responsibility of each employee. The manager plays a crucial role in instructing employees about the Policies/rules that involve the performance of their job activities and follow-up of expenditures and budget.

You must inform your manager, Human Resources, Legal or Ethics and Compliance departments whenever you identify any non-compliance concerning policies, rules or procedures.

You are not allowed to start an activity or project without first checking if there are already guidelines and/or procedures that set the steps to be followed, as well as the approvals required for the process.

5.1.	Hiring of Suppliers and Service Providers

We value the honesty and transparency in our hiring processes, so as to ensure that Natura &Co’s interests, values and images are always preserved.

Therefore, the supplier contracting in our company must follow the internal rules and procedures set out in the guidelines for Procurement, Authorities, Supplier Agreements and Registration, as defined by the Legal and Compliance areas.

We expect that our services providers act in an ethical manner, in compliance with the Global Code of Conduct for Suppliers and all the applicable laws and regulations, including anti-corruption laws, and in compliance with the Integrity Policy at Natura & Co. to prevent Corruption and Bribery.

Former employees may be rehired, provided that the applicable legislation is respected and that the employee has not been dismissed with just cause or any issue related to Compliance. Before rehiring, it is also necessary to conduct a formal consultation with the last manager (if possible), and request the Human Resources the formal records of performance assessment, target agreement and/or history of exit of the former collaborator.

Employees integrating one of Natura &Co’s suppliers may be hired, provided that such transfer is agreed with the partner and approved by the Legal department, because the employment agreement signed with each party has to be reviewed.

When submitted to a selection process, the former employee or former service provider must not hide their previous relationship with the Company.

Allowed:

• In the hiring process of a supplier or other third party intermediary, you must comply with the policies and procedures of Natura & Co. that require, among other things, the conduction of a third party due diligence process, to evaluate the need of the business and to formalize the relation with the signature of the contract.

• You can suggest suppliers to Natura &Co, even if they are your relatives, as long as you have no participation in the decision-making process on hiring, you are not responsible for the supplier management process and you formalized the situation with your manager and stated it in the Term of Adhesion and Commitment, in the “Conflict Record” field.

• It is allowed to hire former employees and former providers (which acted as suppliers, service providers or intermediary agents allocated at Natura &Co), as suppliers at Natura &Co, in compliance with the procurement standards and contractual conditions and with the observation of the dismissal time from Natura &Co The contracting of our suppliers must be in accordance with the labor legislation and the rules and agreements applicable to the relevant reality and country. In addition, former employees are not allowed to perform, while service providers of Natura &Co, the same activities that they used to perform when they were employees.

• The officers, either statutory or not, and relatives up to second grade with family or personal relationships with a Natura & Co. supplier must report such situation in the Terms of Adhesion and Commitment of this Code and in the Terms of Adhesion to the Policy of Transactions between related parties and Administration of Conflicts of Interests (http://natu.infoinvest.com.br/ptb/5086/PolticaTransaescomPartesRelacionadas_final.pdf ), even if they do not act in the hiring or in the management of that supplier.

• If you become aware of any case of misconduct, illicit activity or breach of the policy of the Company by one of the service providers of Natura &Co, or any conflict of interests between Natura &Co and one of its outsourcers, or any personal or family relationship that is not disclosed between an employee and one of the outsourcers of Natura &Co, you must promptly report it to the Ombudsman.

Not allowed:

• You are not allowed to act in the selection, hiring, management, assessment or interaction with any third party or subcontractor of Natura with whom you may have a family relationship of any degree or any property interest, either direct or indirect. You are not allowed to use your position at Natura &Co to exert influence in the hiring of suppliers with whom you may have personal or family relationships or property interests or other.

• Your participation in the hiring or management of suppliers where you have already worked in the past three years is not recommended. If that is not possible, you must indicate such fact in the Term of Adhesion and Commitment, under the field “Conflict Registration”, formalize it with your manager and involve the Supplier Relationship Area in the process.

• You cannot use your position in Natura &Co to influence the hiring of supplier with whom you have personal connections or interests.

• Natura & Co.’ employees are not allowed to act as Natura suppliers, whether as independent contractor or partner in other Company.

6.	RESPECT TO THE LAWS

6.1.	Bribery and corruption

Natura & Co. values the truth and acts in a lawful, transparent and honest manner. Therefore, we do not accept unlawful practices - including, but not limited to fraud, bribery, extortion, illegal counteroffer, facilitation payments and corruption - practiced by our employees or service providers while conducting our businesses.

We observe all legal provisions to prevent corruption, such as the Brazilian Anti-Corruption Law (Law No. 12,846/2013), the legislation of the USA – US Foreign Corrupt Practices Act (FCPA), the Anti-Corruption Law of England (U.K. Bribery Act), National Anti-Corruption System (Mexico) and General Law of Administrative Responsibility in Mexico and all the other applicable legislations and rules concerning corruption in places where we have businesses.

It is our policy that employees and service providers operating on behalf of Natura & Co. are not allowed to engage in any corrupt activity and offer, promise, provide or authorize, either directly or indirectly, any person to give money or something of value to a “government officer” or “government agent” or any natural or legal person, aiming to obtain or retain improper advantage.

A bribe may include anything of value, such as money, gift, gift card, trip, entertainment, or even employment or internship promise - given or received, directly or indirectly, as exchange to obtain or retain undue commercial advantage.

We also require our employees to maintain books and records precise and accurate.

Every payment (donation, gift, giveaways, entertainment, trip) made to government agents must be previously authorized in written by the Legal and/or Ethics and Compliance departments.

See the Global Integrity Policy of Natura &Co to prevent Corruption and Bribery.

Allowed:

• You should report any practice of fraud, bribery, facilitation payment, unlawful counteroffer, extortion, corruption or other unlawful activities of which you become aware. Reported cases will be investigated and the names of the denouncers will be kept confidential, within the limits allowed by law.

• You must ensure that all trips, entertainment and gifts are in compliance with our policies, including the requirements therein that all the expenses must be modest, duly registered and destined to legitimate business purposes.

• Natura & Co. may make donations only for philanthropic purposes, as support to cultural or educational institutions, provided that the donation is in compliance with all our policies and other requirements, including the prior authorization from the Legal Department and all the determinations of the Integrity Policy to prevent Corruption and Bribery.

Not allowed:

• When acting on behalf of Natura &Co, an employee may not influence any official public agent through the use of the personal or family relationship to obtain benefit, directly or indirectly, for Natura &Co or a third party.

6.1.1.	Relationship with Public Agents

Giveaways, gifts and other courtesies

When offering meals, trips or entertainment to commercial partners of Natura &Co, especially to public agents, we must take care to comply with the policies of the Company.

The offer of gifts to Government officers must be made exclusively through the area of Government Relations, with previous approval, in written, of the Legal and Ethics and Compliance departments, in accordance with the specific legislation of the country, and in accordance with the Integrity Policy against Corruption and Bribery of Natura &Co This requires, in part, that the expense is approved, reasonable, destined to a legitimate commercial purpose and duly registered.

Hiring of Public Agent or former Public Agent

The hiring of former public agents must be in compliance with the dismissal period for the industry when the person was a public servant or government employee, under the cases provided for in the local legislation. The employee must inform the Ethics & Compliance department about the positions and jobs held before the hiring, as well as the respective period of performance.

It is not allowed to hire public agent or former public agent when not observed the legal conditions and possible conflicts of interest and incompatibilities.

Parallel activities as public agent

Before an employee starts acting in a parallel activity as a public agent, it is important to make it known to the Department of Ethics and Compliance and to the manager. Besides, it is necessary to observe the situations permitted by the local legislation, the absence of configuration of conflict of interests and incompatibilities between the activities performed in the company and in the job or public position.

Personal relationship with public agents

Employees must inform annually the Department of Ethics and Compliance about the existence of spouse, domestic partner or relative, by consanguinity or affinity, in direct or collateral line, up to the third degree, that may be exercising public jobs or positions that may give rise to conflict of interest or favoritism with relation to their activities in the company.

6.2.	Money laundering

Money laundering is the process used to hide or disguise the proceeds of illegal activities, sometimes taking advantage from important and respectful organizations such as Natura &Co

Examples of situations that must require your attention: requests for payments made atypically, for example, in cash; payments involving transfers of funds from a third party or a country that is not related, without proper explanation, or overpayment with a request for reversal.

To protect the Company against such risk, it is important to have a good understanding of the people with whom we are doing businesses, including who, in the final analysis, and that the transactions celebrated are normal commercial transactions with consideration and without unusual characteristics.

You should immediately inform your manager and the Department of Ethics and Compliance of any unusual or suspicious transactions.

6.3.	International trade

We comply with all the applicable trade sanctions, embargoes and exportation and importation laws at the locations where we do businesses, including the insurance that Natura &Co does not do business directly or indirectly with entities included in the lists of relevant sanctions.

In case of doubt, consult the local Legal Department to obtain further information on the subject.

6.4.	Equitable competition

Natura & Co. complies with the laws concerning fair competition, because we conduct our businesses with ethics and we do not use unfair practices to obtain gains.

Allowed:

• You should comply with all the applicable laws on fair competition, antitrust and procurement.

• You should use only legitimate means to obtain information on our competitors.

• You must respect the classified information and the intellectual property rights from our competitors and other third parties.

• You must obtain approval from the legal department to all the contracts with business partners, in part to ensure that the contracts are in compliance with the fair competition and antitrust laws.

Not allowed:

• You are not allowed to request or use non-public information from our competitors.

• You should not enter into agreement with a competitor to define prices or limit the competition.

• You are not allowed to incorrectly or illegitimately comment on products or services of the competition.

7.	MANIFESTATION AND COMPLAINT CHANNELS

WE KEEP MANIFESTATION CHANNELS PERMANENTLY OPEN, AS WE BELIEVE THEY CAN IMPROVE OUR PROCESSES AND RELATIONSHIPS. OUR MANAGERS AND THE DEPARTMENT OF ETHICS AND COMPLIANCE ARE OUR MAIN INTERLOCUTORS AND SHOULD BE CONTACTED TO HELP US FIND ANSWERS FOR SITUATIONS RELATED TO Natura &Co’S CONDUCT.

You can count on the Department of Ethics and Compliance:

• to clarify doubts,

• to record conflicts of interest,

• to make denunciations (anonymously or otherwise) about possible violations to the Code of Conduct or policies of the Company.

In order to prevent any retaliation to the whistleblowers, Natura &Co guarantees security, secrecy and preservation of the identity of the complainant, within the limits allowed by the applicable law.

Every complaint received is treated with confidentiality and impartiality and the whistleblower shall be protected against retaliation, within the limits allowed by the applicable legislation.

You can access the complaint channel through the Internet or by telephone. To consult the telephone numbers available in your location, see the Intranet.

Whenever requested, the employee must cooperate with the investigations, always with transparency and truthfulness.

See our policy against retaliation

If in doubt, ask!

8.	DISCIPLINARY MEASURES

After the verification of irregularities and non-compliances with the Code of Conduct of Natura &Co, it is a responsibility of the Ethics and Compliance Department, aligned with the Legal department, Human Resources and Ethics Committee (when applicable), the application of sanctions, which may vary according to the severity of the act practiced and after ensuring respect for the right to full defense and to due legal process:

• oral and written warning;

• application of disciplinary measures and/or temporary time off of the persons involved in the occurrence;

• imposition of improvement activities; or

• dismissal with cause.

If the violations committed constitute a crime, the competent authorities shall be notified, without prejudice to the other provisions described above.

9.	TERM OF ADHESION AND COMMITMENT AND TRAININGS

I DECLARE TO HAVE KNOWLEDGE OF Natura &Co’S CODE OF CONDUCT AND THE INTEGRITY POLICY AGAINST CORRUPTION AND BRIBERY AND THAT, AFTER READING AND UNDERSTANDING THE CONTENT, I AGREE WITH THE RULES CONTAINED IN THESE DOCUMENTS AND I UNDERTAKE THE COMMITMENT TO FOLLOW SUCH GUIDELINES IN MY PROFESSIONAL ACTIVITIES UNDER THE PENALTY OF CAUSING DISCIPLINARY MEASURES, SUCH AS WARNING, SUSPENSION OR DISMISSAL.

I assume the responsibility and the commitment to report and formalize to my manager and the Ombudsman any behavior or situation that violates the rules set out in Natura &Co’s Code of Conduct or in the Anti-Corruption and Bribe Integrity Policy. I confirm that, at this moment, I am not in any situation that violates these documents and that I have no knowledge of any circumstance that could generate any conflict with the rules contained therein. I will pay attention to such details! Even though I do not have a conflicting situation now, in case it emerges, I will record it in the “Conflict Registration” field of the form available on the Corporate Education website, in the “Code of Conduct” option.

I declare I am responsible for disseminating the rules of Natura & Co.’s Code of Conduct and Anti-Corruption and Bribe Integrity Policy to the employees under my management and to act in situations of non-compliance with these documents.

Natura & Co. will provide periodic training to all the employees, through physical or virtual means, concerning the main practices to be observed by all and the need to comply with the provisions present in the Code of Conduct of Natura & Co.